SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
Filed by the registrant |X|
Filed by a party other than the registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         HARRAH'S ENTERTAINMENT, INC.
               (Name of Registrant as Specified in Its Charter)
                                       N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
|X| $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.
|_| $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

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      (2)  Aggregate number of securities to which transaction applies:

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      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

      (5)  Total fee paid:


|_|  Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as  provided  by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:

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      (2)  Form, Schedule or Registration Statement No.:

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      (3)  Filing Party:

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      (4)  Date Filed:

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




[HARRAHS LOGO]

                                                    HARRAH'S ENTERTAINMENT, INC.
                                                    The Premier Name in Casino
                                                    Entertainment
                                                    1023 Cherry Road
                                                    Memphis, TN 38117 USA


                                   March 14, 1996

To Our Stockholders:

    You are cordially invited to attend the Harrah's Entertainment, Inc. Annual Meeting of Stockholders which will be held on April 26, 1996, at 11:00 a.m. in the Convention Center, Harrah's Reno, 219 North Center Street, Reno, Nevada. All stockholders of record as of March 12, 1996, are entitled to vote at the Annual Meeting.

    The meeting will be held to: (a) elect four Class III directors, and (b) ratify the appointment of independent public accountants for 1996.

    This will be the Company's first annual meeting as Harrah's Entertainment, Inc., as well as the first held outside of Memphis. We hope you will join us in Reno, where the original Harrah's casino opened in 1937.

    Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the meeting. If you attend the meeting, you may vote in person even if you have sent in your proxy card.

                                   Sincerely,


                                   /s/ Michael D. Rose
                                   -------------------
                                   Michael D. Rose
                                   Chairman of the Board

                          HARRAH'S ENTERTAINMENT, INC.
                               NOTICE OF MEETING

    The Annual Meeting of Stockholders of Harrah's Entertainment, Inc. will be held in the Convention Center, Harrah's Reno, 219 North Center Street, Reno, Nevada, on Friday, April 26, 1996, at 11:00 a.m. to:

       1. elect four Class III directors;

       2. ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1996 calendar year; and

       3. transact such other business as may properly be brought before the meeting or any adjournments thereof.

    Stockholders of record at the close of business on March 12, 1996, are entitled to vote. The list of stockholders will be available for examination at the Convention Center, Harrah's Reno, on April 26, and for the ten days prior to the meeting at the office of the Associate General Counsel for Harrah's Northern Nevada, Harrah's Reno, 219 North Center Street, Reno, Nevada 89501.

    PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE.


                                          /s/ Rebecca W. Ballou
                                          ---------------------
                                          Rebecca W. Ballou
                                          Secretary

March 14, 1996

                                PROXY STATEMENT

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Harrah's Entertainment, Inc. ("Harrah's Entertainment" or the "Company") from the holders of record of Harrah's Entertainment common stock ("Common Stock") as of the close of business on March 12, 1996 for use at the Annual Meeting of Stockholders to be held on April 26, 1996 at 11:00 a.m. in the Convention Center, Harrah's Reno, 219 North Center Street, Reno, Nevada, and at any adjournment or postponement thereof (the "Annual Meeting").

    The principal executive offices of Harrah's Entertainment are located at 1023 Cherry Road, Memphis, Tennessee 38117. A copy of the Company's 1995 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about March 19, 1996.

VOTING RIGHTS AND PROXY INFORMATION

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to complete, sign, date and return the proxy card in the accompanying envelope, which is postage paid if mailed in the United States. You have three choices on each of the matters to be voted upon at the Annual Meeting. Concerning the election of directors, by checking the appropriate box on your proxy card, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or
(c) vote for all director nominees as a group except those nominees you identify on the appropriate line. Concerning the proposal to ratify the appointment of the Company's independent public accountants, by checking the appropriate box you may: (a) vote "For" the proposal; (b) vote "Against" the proposal; or (c) "Abstain" from voting on the proposal. As discussed below, if you "Abstain" from voting, it will have the effect of a vote "Against" the proposal if a quorum is present.

    Stockholders may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

    You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of Harrah's Entertainment, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Corporate Secretary of Harrah's Entertainment at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf. Any written notice revoking a proxy should be sent to the Corporate Secretary of Harrah's Entertainment at 1023 Cherry Road, Memphis, Tennessee 38117.

    All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR items 1 and 2 on the proxy card and will be voted in the discretion of the persons named as proxies on other business that may properly come before the meeting.

    Under the Company's Bylaws and Delaware law, shares represented by proxies that reflect either abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because shares with respect to which stockholders abstain are deemed to be present and entitled to vote for purposes of calculating the number of affirmative votes required to constitute a majority of the outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote, abstentions as to a proposal will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of a proposal and will not be counted as votes for or against a proposal.

    For participants in the Company's Employee Stock Ownership Plan, an appointed Plan Trustee will vote any shares held for a participant's account in accordance with the confidential voting instructions returned by the participant. If the instructions are not returned by the participant, shares held by the Company's Employee Stock Ownership Plan for such participant will not be voted.

    The Company's transfer agent, The Bank of New York, will tabulate the votes. A representative of the transfer agent will be appointed as inspector at the Annual Meeting to count all votes and ballots and perform the other duties required of an inspector.

SHARES ENTITLED TO VOTE AND REQUIRED TO VOTE

    Only holders of record of shares of Common Stock as of the close of business on March 12, 1996 (the "Annual Meeting Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At that date, there were 102,814,800 shares of Common Stock outstanding and entitled to vote at the meeting. Such holders of shares of Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting. The presence, either in person or by properly executed proxy, of a majority of the shares of Common Stock outstanding on the Annual Meeting Record Date will constitute a quorum and such quorum is necessary to permit action to be taken by the stockholders at such meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve each of the proposals.

    In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed proxy will vote all shares of Common Stock for which they have voting authority in favor of such adjournment.

                               BOARD OF DIRECTORS

GENERAL INFORMATION--ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides for a Board of Directors of not less than three nor more than seventeen directors and authorizes the Board to determine the number within that range from time to time by the affirmative vote of a majority of the directors then in office. The current Board of Directors consists of eleven directors.

    In accordance with the Certificate of Incorporation, the Company's Board of Directors is divided into three classes with staggered terms. Each class of directors is elected for a term of three years. Four Class III directors are to be elected at the 1996 Annual Meeting for a three-year term ending in 1999.

    Ralph Horn was elected a director on July 28, 1995, by the Board of Directors to fill a vacancy in Class II, subject to his qualification by the New Jersey Casino Control Commission. The Company filed a petition with the Commission seeking this qualification and on November 29, 1995, the Commission issued an order temporarily approving Mr. Horn to serve as a director. That approval continues in effect.

NOMINEES

    Upon recommendation of the Human Resources Committee of the Board of Directors (the "Human Resources Committee"), the following individuals have been nominated by the Board of Directors for election to Class III positions with their term in office expiring in 1999: James L. Barksdale, Susan Clark-Johnson, James B. Farley and Walter J. Salmon.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOREGOING NOMINEES AS DIRECTORS OF HARRAH'S ENTERTAINMENT.

    In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that the persons named will be unable or will decline to serve if elected, and each nominee has informed the Company that he or she consents to serve and will serve if elected.

OWNERSHIP OF HARRAH'S ENTERTAINMENT SECURITIES

    Set forth in the following table is the beneficial ownership of Common Stock as of January 31, 1996, for all current directors, including all nominees to the Board of Directors, the five executive officers of the Company named in the Summary Compensation Table on page 10, and all directors and executive officers as a group.

                                                                                        % OF SHARES
                                                                    SHARES OF         OUTSTANDING (NET
                                                                   COMMON STOCK         OF TREASURY
                                                                BENEFICIALLY OWNED     SHARES) AS OF
                                                                  ON JANUARY 31,        JANUARY 31,
    NAME                                                             1996(A)                1996
    ----                                                        ------------------    ----------------
James L. Barksdale...........................................           35,200                 *
Susan Clark-Johnson..........................................            2,150                 *
James B. Farley..............................................           17,818                 *
Joe M. Henson................................................          225,000                 *
Ralph Horn...................................................           20,100                 *
Charles A. Ledsinger, Jr.....................................          222,038                 *
Ben C. Peternell.............................................          305,101                 *
Colin V. Reed................................................          151,759                 *
Michael D. Rose..............................................        1,368,599(b)(c)         1.3%
Walter J. Salmon.............................................           14,601                 *
Philip G. Satre..............................................          513,035                 *
Boake A. Sells...............................................           18,000                 *
Eddie N. Williams............................................            5,050                 *
Shirley Young................................................           14,750                 *
All directors and executive officers as a group..............        3,017,459               2.9%

------------

   *  Indicates less then 1%
 (a)  The amounts shown include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Ledsinger, 76,605 shares; Mr. Peternell,
      54,786 shares; Mr. Reed, 94,101 shares; Mr. Rose, 152,210 shares; Mr. Satre, 172,747 shares; all directors and executive officers as a group, 609,558 shares. Shares listed include shares allocated to accounts under the Company's Savings and Retirement Plan as of December 31, 1995.
 (b)  Includes 93,700 shares held by a charitable foundation of which Mr. Rose serves as a director. Mr. Rose has shared voting and investment power over these shares, but disclaims any other beneficial interest.
 (c)  Includes 74,000 shares held by a charitable lead trust. Mr. Rose disclaims any beneficial interest in such shares.

                     NOMINEES: CLASS III, TERM EXPIRES 1999

[Picture]   JAMES L. BARKSDALE
            Mr. Barksdale, 53, has been President and Chief Executive Officer and a director of Netscape Communications Corp. since January 1995. He was President and Chief
            Operating Officer and a director of McCaw Cellular Communications, Inc. from
            January 1992 to January 1995. He was also Chief Executive Officer of AT&T
            Wireless Services, Inc. from September 1994 to January 1995. He served as
            Executive Vice President and Chief Operating Officer of Federal Express
            Corporation from 1983 to October 1991. Mr. Barksdale is also a director of 3Com
            Corporation. He has been a director of the Company since February 1991. He is a member of the Executive Committee and the Human Resources Committee.

[Picture]   SUSAN CLARK-JOHNSON
            Ms. Clark-Johnson, 49, has been Senior Group President, Pacific Newspaper Group,
            Gannett Co., Inc. since July 1994. She has been publisher of the Reno
            Gazette-Journal since 1985. She was President of Gannett West Newspaper Group
            from 1985-1994. She has been a director of the Company since July 1994. She is
            Chairperson of the Audit Committee.

[Picture]   JAMES B. FARLEY
            Mr. Farley, 65, has been a trustee of Mutual Of New York since October 1988. He was Chairman of the Board of Mutual Of New York from April 1989 to July 1993, was
            Chief Executive Officer of that company from April 1989 to January 1993 and was
            President from October 1988 to January 1991. Mr. Farley is also a director of
            Ashland, Inc. and Walter Industries, Inc. Mr. Farley has been a director of the
            Company since February 1990. He is a member of the Human Resources Committee.

[Picture]   WALTER J. SALMON
            Mr. Salmon, 65, has been the Stanley Roth, Sr. Professor of Retailing, Harvard
            University since 1980. Mr. Salmon is also a director of Hannaford Brothers
            Company, Luby's Cafeterias, Inc., The Neiman Marcus Group, The Quaker Oats
            Company and Circuit City Stores, Inc. He has been a director of the Company since
            February 1990. He is a member of the Human Resources Committee.

                           DIRECTORS: CLASS II, TERM EXPIRES 1998

[Picture]   RALPH HORN
            Mr. Horn, 55, has been Chairman of the Board of First Tennessee National
            Corporation since January 1996 and Chief Executive Officer since April 1994. He has been a director and President of that company since July 1991, and was Chief
            Operating Officer from 1991 to 1994. Prior to 1991 he was Manager of the Bond
            Division of First Tennessee Bank N. A. He has been a director of Harrah's
            Entertainment since July 1995. He is a member of the Executive Committee and the
            Audit Committee.

[Picture]   PHILIP G. SATRE
            Mr. Satre, 46, has been President of the Company since April 1991 and Chief
            Executive Officer since April 1994. He was President of Harrah's (the Company's
            Gaming Group) from 1984 to August 1995 and was Chief Executive Officer of
            Harrah's from 1984 to April 1991. He was a Senior Vice President of the Company
            from November 1989 to April 1991. He has been a director of the Company since
            November 1989. He is a member of the Executive Committee. He also is a member of the Executive Committee of Harrah's Jazz Company and a director and President of
            Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States Bankruptcy Code in November 1995.

[Picture]   BOAKE A. SELLS
            Mr. Sells, 58, a private investor, was Chairman of the Board and Chief Executive
            Officer of Revco D.S., Inc. from September 1987 to October 1992 and was President of that company from April 1988 to June 1992. He has been a director of the
            Company since February 1990. He is a member of the Executive Committee and the
            Audit Committee.

[Picture]   SHIRLEY YOUNG
            Ms. Young, 60, has been Vice President-Consumer Market Development, General
            Motors Corporation since June 1988. She is also a director of Bell Atlantic
            Corporation and Bombay Company. Ms. Young has been a director of the Company since February 1990. She is a member of the Audit Committee.

                            DIRECTORS: CLASS I, TERM EXPIRES 1997

[Picture]   JOE M. HENSON
            Mr. Henson, 62, a private investor, was a director and Chairman of the Board of
            LEGENT Corporation from October 1989 until January 1995 and was a director of that company and Chairman of its Executive Committee from January 1995 to May
            1995. He was Chief Executive Officer of LEGENT Corporation from October 1989 to
            April 1992. Mr. Henson is also a director of Policy Management Systems. He has been a director of the Company since April 1991. He is Chairman of the Human
            Resources Committee.

[Picture]   MICHAEL D. ROSE
            Mr. Rose, 54, has been Chairman of the Board of the Company since November 1989 and was Chief Executive Officer from November 1989 to April 1994. He was
            President of the Company from November 1989 to April 1991. Mr. Rose is also a director and Chairman of Promus Hotel Corporation and a director of Ashland,
            Inc., First Tennessee National Corporation, General Mills, Inc. and Darden
            Restaurants, Inc. He has been a director of the Company since November 1989. He is Chairman of the Executive Committee.

[Picture]   EDDIE N. WILLIAMS
            Mr. Williams, 63, has been President and Chief Executive Officer of the Joint
            Center for Political and Economic Studies in Washington, D.C. since 1972. He is a director of Riggs National Bank of Washington, D.C. Mr. Williams has been a director of the Company since October 1992. He is a member of the Audit
            Committee. He also is a member of the Executive Committee of Harrah's Jazz
            Company and a director of Harrah's Jazz Finance Corp., both of which filed petitions under Chapter 11 of the United States Bankruptcy Code in November 1995.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board of Directors met eight times during 1995. During the year, attendance at Board meetings averaged 97% and attendance at Committee meetings averaged 89%. James L. Barksdale attended 74% of the meetings of the Board and of Committees on which he served.

    The Harrah's Entertainment Board has three standing committees: (i) Executive, (ii) Audit and (iii) Human Resources.

    During the intervals between meetings of the Board of Directors, the Executive Committee, subject to specified limitations, may act on behalf of the Board. Action taken by the Executive Committee is reported to the Board of Directors at its first meeting following such action. Without specific delegated authority, the Executive Committee may not declare dividends except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Unless within an overall plan previously approved by the Board of Directors, action taken by the Executive Committee approving a transaction in excess of $75,000,000 is subject to revision or rescission by the Board of Directors at the Board's first meeting following such action. The Executive Committee met twice during 1995.

    The Audit Committee, which met four times in 1995, (1) recommends annually to the Board of Directors the independent public accountants for the Company and for its direct or indirect subsidiaries; (2) meets with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company and their nonaudit services; (3) meets with management and the internal auditors concerning similar matters; and (4) makes recommendations to all of the aforesaid groups that it deems appropriate.

    The Human Resources Committee met nine times during 1995. The Human Resources Committee acts as the nominating committee of the Board of Directors. It considers and makes recommendations to the Board of Directors concerning the size and composition of the Board, the number of nonmanagement directors, the qualifications of members and potential nominees for membership, the compensation of directors, membership of committees of the Board and certain administrative matters. The Human Resources Committee considers nominees recommended by stockholders. Detailed resumes of business experience and personal data of potential nominees may be submitted to the Corporate Secretary at the address shown on the front page of this Proxy Statement.

    The Human Resources Committee also approves the annual compensation of corporate officers who are members of the Board of Directors and administers the Company's bonus, restricted stock, stock option and other incentive compensation plans. The Committee also makes various decisions and policy determinations in connection with the Company's Savings and Retirement Plan and Employee Stock Ownership Plan.

COMPENSATION OF DIRECTORS

    Directors who are not employees of Harrah's Entertainment or its direct or indirect subsidiaries are paid a monthly fee of $2,500 plus $1,500 for each Board meeting and $1,200 for each committee meeting they attend. Committee chairmen are paid an additional $800 for each committee meeting attended. These fees are reviewed every three years by the Board to determine if they are competitive. Under the provisions of the Company's two unfunded compensation deferral programs, directors may defer the receipt of all or a portion of their directors' fees payable in cash. Amounts deferred under either plan may be paid in a lump sum or in installments, as selected by the director when making the deferral election. Under the first plan, amounts, while deferred, earn interest at a rate based on a calculated average prime interest rate. Under the second plan, the Harrah's Entertainment Executive Deferred Compensation Plan, amounts, while deferred, earn interest at a termination rate (which cannot be lower than the Citibank prime rate) or at a retirement rate (which cannot be lower than a specified formula rate), both of which are approved annually by the Human Resources Committee. The termination rate for 1995 was 8.5% and the retirement rate was 15.5%. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% and a fixed termination rate of 8.5% which will accrue on account balances under the Executive Deferred Compensation Plan as of December 31, 1995 (subject to plan minimum rates). The interest rates on post-1995 deferrals will continue to be approved annually by the Committee. The termination rate that will be earned during 1996 for 1996 deferrals has been approved at 8.5% and the retirement rate that will be earned during 1996 for 1996 deferrals has been approved at 13%. Both rates are subject to plan minimum rate provisions.

    The retirement rate is established as an incentive to encourage long-term service. Therefore, only those participants meeting the plan's service requirements will receive interest at the retirement rate. A director generally will receive the retirement rate when he or she retires from the Board. All nonmanagement directors deferred all or part of their fees under the Executive Deferred Compensation Plan during 1995. The directors' eligibility for further deferrals under the Executive Deferred Compensation Plan will terminate upon commencement of the Harrah's Entertainment, Inc. Nonmanagement Directors Stock Incentive Plan (the "Nonmanagement Directors Stock Incentive Plan") on May 1, 1996.

    In connection with the administration of the Executive Deferred Compensation Plan, the Company has purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees. In purchasing these life insurance policies, certain assumptions have been made regarding mortality experience, interest rates and policy dividends. Harrah's Entertainment expects to recover policy premiums and the net cost of benefits paid under the Executive Deferred Compensation Plan through the operation of these insurance contracts. Participants in the plan have no rights in the insurance policies.

    The Nonmanagement Directors Stock Incentive Plan referred to above has a five-year term. It provides that a director will automatically receive 50% of his or her director fees in Common Stock in lieu of cash fees. Each director may make a one-time election to receive the remaining fifty percent of his or her director fees in Common Stock in lieu of cash fees for the duration of the plan. Grants will be made every three months, beginning August 1, 1996, for an amount of stock, valued on the grant date, equal in value to 50% of the fees that the director earned during the previous three-month grant period (or 100% of the fees if the director elects to receive the remaining 50% of fees in stock). Shares that are granted cannot be disposed of for six months after the grant. A director may defer the grant of the shares until the director's retirement. Deferred shares are then granted in a lump sum or in up to ten annual installments, as may be elected by the director.

    Each nonmanagement director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company and the opportunity to participate in the Company's standard group health insurance plans. During 1995 the total cost for these insurance benefits was approximately $1,671 per director participating in the plans. Each director receiving these benefits incurred taxable income equal to the cost of the group insurance.

    In February 1990, each nonmanagement director in office at that time was awarded 1,000 shares of restricted stock under the Company's Restricted Stock Plan which replaced 1,000 shares of Holiday Corporation ("Holiday") restricted stock awarded in April 1989. Each nonmanagement director elected thereafter also received such an award. These awards, which were adjusted for stock splits occurring after the grant date, vest in equal installments over ten years. If a director who had prior service on the Holiday Board of Directors retires, he or she will also receive vesting credit for each full year of such service prior to April 28, 1989. Upon election to the Board of Directors, any new nonmanagement director receives an award of 1,000 restricted shares vesting in equal installments over ten years.

                               EXECUTIVE OFFICER COMPENSATION

           The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and the four additional most highly compensated executive officers.

                                 HARRAH'S ENTERTAINMENT, INC.
                                  SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                            ANNUAL COMPENSATION                 AWARDS
                                   -------------------------------------   --------------------
                                                               ($)(1)        ($)(2)       (#)(3)        ($)(4)
                                                               OTHER       RESTRICTED   SECURITIES       ALL
         NAME AND                                              ANNUAL        STOCK      UNDERLYING      OTHER
    PRINCIPAL POSITION      YEAR   SALARY($)     BONUS($)   COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION
    ------------------      ----   ---------     --------   ------------   ----------   ----------   ------------
Philip G. Satre...........  1995   $ 477,000     $133,560     $  3,869                    258,268      $132,356
  President and Chief       1994     425,385      421,131        7,659                     51,511       143,747
  Executive Officer         1993     345,639      342,183        3,288                                  105,336
Michael D. Rose...........  1995     457,000(5)   127,960       94,265                    150,308       289,775
  Chairman of the Board     1994     541,385      530,611      109,906                     24,583       427,751
                            1993     509,233      504,141       96,840                                  310,201
Colin V. Reed.............  1995     297,904       69,018        2,283                    124,976        45,039
  Executive Vice President  1994     268,846      220,454        2,817                     18,733        45,065
                            1993     244,231      200,269        3,202      $ 393,750      72,404        30,473
Charles A. Ledsinger, Jr..  1995     267,500       62,863        3,199                    110,290        28,342
  Senior Vice President     1994     237,123      200,000          473                     14,048        30,495
  and Chief Financial       1993     210,576      172,672        1,161                                   22,621
  Officer
Ben C. Peternell..........  1995     229,000       53,815        2,814                     77,376       141,002
  Senior Vice President     1994     214,338      176,000        3,491                     11,240       159,416
  Human Resources and       1993     194,577      159,553        1,800                                  120,398
  Communications

------------
(1) Other Annual Compensation for Messrs. Satre, Reed, Ledsinger and Peternell consists of earnings in excess of market rates on deferred compensation paid during the current year but deferred at the election of the executives. Other Annual Compensation for Mr. Rose includes (a) earnings in excess of market

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    rates on deferred compensation paid during the current year but deferred at the election of Mr. Rose, (b) an allocated amount for aircraft usage, and
    (c) household security. Such amounts, respectively, were as follows: for 1995: $5,525, $11,287 and $35,192; for 1994: $1,134, $31,570 and $37,468;
    for 1993: $8,606, $22,349 and $28,707. For the years 1993-1995, amounts of
    Other Annual Compensation for perquisites for each individual named above (other than Mr. Rose) aggregated less than (a) 10% of the total annual salary and bonus for each individual or (b) $50,000 whichever is lower. Accordingly, no such amounts are included. In previous proxy statements, earnings in excess of market rates on deferred compensation paid during the current year were included in "All Other Compensation." The Company does not provide a fixed benefit pension plan for its executives. The amounts set forth above for deferred compensation earnings are retirement benefits which are a function of deferred income voluntarily contributed by the executives.

(2) The 1993 award of restricted stock to Mr. Reed was 21,000 shares with vesting in equal annual installments over the period 1994 to 1995. Dividends are paid on restricted stock in the same manner and to the same extent as dividends are paid on other shares of Common Stock. None of the named individuals held unvested shares of restricted stock at December 31, 1995.

(3) The numbers shown reflect option grants as well as the adjustment of stock options granted prior to June 30, 1995, as a result of the spin-off of the Company's hotel business on that date and, in the case of Mr. Rose, the cancellation of 41.67% of his outstanding options as part of the division of his compensation between the Company and Promus Hotel Corporation in connection with the spin-off of the Company's hotel business.

(4) All Other Compensation consists of (a) earnings in excess of market rates on deferred compensation other than such compensation paid during the current year, and (b) matching contributions to the Company's Savings and Retirement Plan. Such amounts, respectively, were as follows: for 1995: Mr. Satre, $123,356 and $9,000; Mr. Rose, $282,160 and $7,615; Mr. Reed, $36,039 and
    $9,000; Mr. Ledsinger, $19,342 and $9,000; and Mr. Peternell, $132,002 and
    $9,000; for 1994: Mr. Satre, $135,439 and $8,308; Mr. Rose, $419,383 and
    $8,368; Mr. Reed, $36,065 and $9,000; Mr. Ledsinger, $21,495 and $9,000; and
    Mr. Peternell, $150,416 and $9,000; for 1993: Mr. Satre, $96,342 and $8,994;
    Mr. Rose, $301,207 and $8,994; Mr. Reed, $21,479 and $8,994; Mr. Ledsinger,
    $10,973 and $11,648; and Mr. Peternell, $111,642 and $8,756. As stated in note (1), above, the Company does not provide a fixed benefit pension plan for its executives, and the amounts set forth above are retirement benefits which are a function of deferred income voluntarily contributed by the executives.

(5) Mr. Rose entered into an employment agreement with Harrah's Entertainment effective June 30, 1995 pursuant to which he agreed to spend at least 60% of his time as Chairman of the Board. His employment agreement was amended on December 19, 1995, to add other duties which will require an additional commitment of his time on behalf of the Company. Pursuant to the amendment, he currently receives an annual salary of $450,000 through December 31, 1996. Unless Mr. Rose and the Human Resources Committee otherwise agree, after December 31, 1996, his salary will be reduced to $250,000 and he will spend approximately 30% to 50% of his time on behalf of the Company as Chairman of the Board. See "Certain Employment Arrangements."

    The following table sets forth certain information regarding grants of stock options made to the executive officers named in the Summary Compensation Table during 1995, including information as to the potential realizable value of such options at assumed annual rates of stock price appreciation for the ten-year option terms. Additional information is provided concerning this potential realizable value for all optionees receiving option grants in 1995, and for all Harrah's Entertainment stockholders. Options granted prior to June 30, 1995 were adjusted pursuant to a formula approved by the Human Resources Committee in connection with the spin-off of the Company's hotel business on that date.

                                         HARRAH'S ENTERTAINMENT, INC.
                                    OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED ANNUAL
                                                                                             RATES OF STOCK PRICE
                                             INDIVIDUAL GRANTS                         APPRECIATION FOR OPTION TERM(1)
                           ------------------------------------------------------   --------------------------------------
                           NUMBER OF     PERCENT OF
                           SECURITIES   TOTAL OPTIONS
                           UNDERLYING    GRANTED TO       EXERCISE
                            OPTIONS     EMPLOYEES IN      OR BASE      EXPIRATION
   NAME                    GRANTED(#)(2)  FISCAL YEAR   PRICE($/SH.)      DATE       0%          5%              10%
   ----                    ----------   -------------   ------------   ----------   ----   --------------   --------------

Philip G. Satre..........    82,884            2.5%       $22.5500       01/06/05   $--    $    1,175,426   $    2,978,759
                             82,884            2.5%        29.7200       06/16/05               1,549,164        3,925,886
                             92,500            2.8%        26.0625       12/16/05               1,516,127        3,842,164
Michael D. Rose..........    40,154(3)         1.2%        22.5500       01/06/05    --           569,447        1,443,090
                             40,154(3)         1.2%        29.7200       06/16/05                 750,508        1,901,935
                             70,000            2.2%        24.7500       12/20/05               1,089,560        2,761,159
Colin V. Reed............    34,988            1.1%        22.5500       01/06/05    --           496,185        1,257,430
                             34,988            1.1%        29.7200       06/16/05                 653,952        1,657,243
                             55,000            1.7%        26.0625       12/16/05                 901,481        2,284,530
Charles A. Ledsinger, Jr.    32,395            1.0%        22.5500       01/06/05    --           459,412        1,164,240
                             32,395            1.0%        29.7200       06/16/05                 605,487        1,534,422
                             45,500            1.4%        26.0625       12/16/05                 745,771        1,889,930
Ben C. Peternell.........    19,438            0.6%        22.5500       01/06/05    --           275,661          698,580
                             19,438            0.6%        29.7200       06/16/05                 363,311          920,701
                             38,500            1.2%        26.0625       12/16/05                 631,037        1,599,171
All Stockholders(4)......       n/a            n/a             n/a            n/a    --     1,673,131,918    4,240,044,780
All Optionees............  3,250,443        100.00%        25.93(5)       various    --        53,015,041      134,350,524
All Optionees as a              n/a            n/a             n/a            n/a    n/a             3.17%            3.17%
 percent of All
Stockholders Gain........

------------
(1) The dollar amounts under these columns are the result of calculations at zero percent, and at five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Harrah's Entertainment's stock price. In the above table, Harrah's Entertainment did not use an alternative formula for a grant date valuation, as Harrah's Entertainment is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In general, vesting of options is dependent on continued employment. There is no assurance that the value realized by an officer will be at or near the value estimated above.

(2) Employees vest in the right to exercise these options over a four-year period. Options are subject to certain conditions, including compliance with terms and conditions of the options as approved by the Human Resources Committee. Options are nontransferable except by will or the laws of descent and distribution. See "Report of the Human Resources Committee on Executive Compensation" for more information concerning stock option awards.

(3) The number shown reflects option grants as well as the cancellation of 41.67% of Mr. Rose's options as part of the division of his compensation between the Company and Promus Hotel Corporation in connection with the spin-off of the Company's hotel business on June 30, 1995.

(4) These amounts represent the appreciated value which common stockholders would receive at the hypothetical zero, five and ten percent rates based on the market value of Common Stock outstanding at or near the option grant dates.

(5) Represents the weighted average exercise price of options granted to all optionees.

    The following table sets forth certain information concerning stock option exercises during 1995 by the executive officers named in the Summary Compensation Table and information concerning option values.

                                    HARRAH'S ENTERTAINMENT, INC.
                              AGGREGATED OPTION EXERCISES IN 1995 AND
                                  DECEMBER 31, 1995 OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                                                 OPTIONS HELD AT              IN-THE-MONEY OPTIONS
                                SHARES                       DECEMBER 31, 1995(#)(1)       AT DECEMBER 31, 1995($)(2)
                               ACQUIRED         VALUE      ----------------------------   ----------------------------
    NAME                    ON EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
    ----                    --------------   -----------   -----------    -------------   -----------    -------------
Philip G. Satre...........     --              --             60,689         450,541      $   959,708     $ 2,289,697
Michael D. Rose...........     --              --             76,821         294,729        1,269,082       1,900,862
Colin V. Reed.............     --              --             41,915         221,826          636,458       1,133,264
Charles A. Ledsinger, Jr..     --              --             34,769         178,073          575,582         879,109
Ben C. Peternell..........     --              --             25,712         129,080          421,809         648,104

------------
(1) The numbers shown are net of the cancellation of options that occurred in December 1994 (see "Report of the Human Resources Committee on Executive Compensation") and, for Mr. Rose, the cancellation of 41.67% of Mr. Rose's outstanding options as part of the division of his compensation between the Company and Promus Hotel Corporation in connection with the spin-off of the Company's hotel business on June 30, 1995.

(2) Amount represents the difference between the aggregated option price of unexercised options and a $24.25 market price on December 29, 1995, which was the closing price of the Common Stock on the last trading day of 1995.

    The following table provides information about the replacement of options held by executive officers of the Company, which options were cancelled in December 1994. For more information concerning stock option cancellations and grants, see "Report of the Human Resources Committee on Executive Compensation."

                                          HARRAH'S ENTERTAINMENT, INC.
                                         TEN-YEAR OPTION/SAR REPRICINGS

                                        NUMBER OF                                                          LENGTH OF
                                        SECURITIES          MARKET                                          ORIGINAL
                                        UNDERLYING         PRICE OF          EXERCISE                     OPTION TERM
                                         OPTIONS/          STOCK AT          PRICE AT                     REMAINING AT
                                           SARS             TIME OF           TIME OF           NEW         DATE OF
        NAME AND                       REPRICED OR       REPRICING OR      REPRICING OR      EXERCISE     REPRICING OR
   PRINCIPAL POSITION       DATE     AMENDED($)(1)(2)   AMENDMENT($)(1)   AMENDMENT($)(1)   PRICE($)(1)    AMENDMENT
-------------------------  -------   ----------------   ---------------   ---------------   -----------   ------------
Philip G. Satre..........  1/05/95         70,240            22.55             35.19           22.55      9 years
 President and Chief       1/05/95         12,644            22.55             35.59           22.55      9 years
   Executive Officer       6/15/95         20,138            29.72             35.59           29.72      8.7 years
Michael D. Rose..........  1/05/95         40,154(1)         22.55             35.19           22.55      9 years
 Chairman of the Board     6/15/95          9,012(1)         29.72             35.19           29.72      8.6 years
Colin V. Reed............  1/05/95         34,988            22.55             35.19           22.55      9 years
 Executive Vice President  6/15/95          2,478            29.72             35.19           29.72      8.6 years
Charles A. Ledsinger, Jr.  1/05/95         28,096            22.55             35.19           22.55      9 years
 Senior Vice President
   and Chief Financial
   Officer
Ben C. Peternell.........  1/05/95         19,438            22.55             35.19           22.55      9 years
 Senior Vice President,    6/15/95          3,042            29.72             35.19           29.72      8.6 years
   Human Resources and
   Communications
E. O. Robinson, Jr.......  1/05/95         18,734            22.55             35.19           22.55      9 years
 Senior Vice President
   and General Counsel
John M. Boushy...........  1/05/95         15,200            22.55             35.19           22.55      9 years
 Senior Vice President,
   Information Technology
   and Corporate
   Marketing Services

------------
(1) The numbers and prices shown reflect the adjustment of stock options granted prior to June 30, 1995, as a result of the spin-off of the Company's hotel business on that date and, in the case of Mr. Rose, the cancellation of 41.67% of his outstanding options as part of the division of his compensation between the Company and Promus Hotel Corporation in connection with the spin-off.

(2) The total number of options (as adjusted) granted to each officer in the grants made on 1/5/95 and 6/15/95 are as follows, respectively: Mr. Satre, 82,884 and 82,884; Mr. Rose, 40,154 and 40,154; Mr. Reed, 34,988 and 34,988;
    Mr. Ledsinger, 32,395 and 32,395; Mr. Peternell, 19,438 and 19,438; Mr.
    Robinson, 19,438 and 19,438; and Mr. Boushy, 19,438 and 19,438.

CERTAIN EMPLOYMENT ARRANGEMENTS

    Pursuant to an employment agreement with Mr. Satre, the Company has agreed to employ Mr. Satre as Chief Executive Officer from April 29, 1994, until December 31, 1998 at a current annual salary of $486,000, subject to merit increases as may be approved by the Human Resources Committee. During the term of this employment agreement, Mr. Satre will be eligible for his current benefits, including eligibility for bonus compensation and long-term incentive compensation in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee. The Board of Directors reserves the right to terminate the employment agreement with or without cause, and Mr. Satre has the right to resign with good reason (as defined). If the agreement is terminated without cause or if he resigns for good reason, Mr. Satre will receive two years' salary continuation and his stock options and any shares of restricted stock will continue in force during this period of time for vesting purposes. If the agreement is terminated for cause, his unvested options and any shares of restricted stock will be cancelled and his salary will end. He will be entitled to the retirement rate for his account under the Executive Deferred Compensation Plan if he is terminated without cause or if he resigns for good reason. If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Satre would be entitled to receive the severance payments under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

    Pursuant to an employment agreement with Mr. Rose, the Company has agreed to employ Mr. Rose as Chairman of the Board and to perform certain other duties, subject to his election to the Board of Directors, until December 31, 1998, on the following terms: The agreement originally provided that Mr. Rose would spend at least 60% of his time as Chairman of Harrah's Entertainment at an annual salary rate of $350,000 until April 30, 1996. On December 19, 1995, this provision of his agreement was amended to increase his salary to $450,000 through December 31, 1996, due to a significant increase in his time commitment on behalf of Harrah's Entertainment during 1996. Beginning January 1, 1997, or earlier if the Human Resources Committee and Mr. Rose determine that the demands on his time can be reduced to levels originally anticipated, Mr. Rose will spend approximately 30% to 50% of his time as Chairman of the Board at an annual salary of $250,000. The agreement can be extended on a year to year basis after December 31, 1998, pursuant to mutual agreement. Until December 31, 1996 (or earlier if agreed by the Human Resources Committee and Mr. Rose), Mr. Rose will continue to be eligible for his current benefits, including eligibility for bonus compensation and long-term incentive compensation in the form of stock options and restricted stock awards as may be approved by the Human Resources Committee. For periods after December 31, 1996 (or earlier if agreed by the Human Resources Committee and Mr. Rose), he will not be eligible for any incentive stock awards. He also will not be eligible for an annual bonus for periods after December 31, 1996 unless a bonus were to be approved by the Board of Directors acting upon the recommendation of the Chief Executive Officer. The Board of Directors reserves the right to terminate the employment agreement at any time with or without cause and Mr. Rose may resign for good reason (as defined). If the agreement is terminated by the Board of Directors without cause or if he resigns for good reason, his unvested stock options and any unvested shares of restricted stock held by him will vest at that time and he will receive two years' salary continuation. If the agreement is terminated for cause or if he resigns without good reason, his unvested stock options and any unvested shares of restricted stock held by him will be cancelled and his salary will end. The agreement further provides that such options and restricted shares will vest if he retires after April 30, 1996 or on December 31, 1998, if his employment continues to that date. If a change in control were to occur during his employment agreement and his employment terminated voluntarily or involuntarily within two years after the change in control, Mr. Rose would be entitled to receive the severance payments under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement.

    After the termination of their employment with the Company, both Mr. Rose and Mr. Satre will be entitled to receive group insurance benefits at the Company's cost for their respective lifetimes similar to the benefits provided to other retired management directors of the Company.

    If Mr. Rose's employment were terminated without cause or if he resigned for good reason, the two year noncompete covenant in his employment contract would commence on the termination of his active employment.

    The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table above. Each severance agreement provides for a compensation payment of 2.99 times the average "annual compensation" paid to such executive for the five preceding calendar years (the "Compensation Payment"), as well as accelerated payment or accelerated vesting of any compensation or awards payable to such executive under any incentive plan of the Company if the executive is terminated subsequent to a change in control of the Company, as defined in the severance agreements (the "Accelerated Payments") (collectively, the "Severance Payments"), with certain exceptions described below. With respect to any restricted stock and stock options, such stock awards vest automatically upon a change of control regardless of termination of the employee. The "annual compensation" for purposes of determining the Compensation Payment under the severance agreement excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options. A change in control is defined to occur whenever: (i) any person becomes the beneficial owner of 25% or more of the Company's then outstanding voting securities regardless of comparative voting power of such securities, (ii) within a two-year period, members of the Board of Directors at the beginning of such period and approved successors no longer constitute a majority of such board, or (iii) holders of securities entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    The executives are not entitled to the Compensation Payments subsequent to a change in control if their termination is: (i) by the Company for cause (as defined), (ii) a result of retirement or disability, or, except for Mr. Rose and Mr. Satre, (iii) voluntarily and not for good reason (as defined). In the event that an executive becomes entitled to Severance Payments which are subject to a federal excise tax (the "Excise Tax"), the severance agreements provide that the Company shall pay the executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, shall equal the initial Severance Payments.

    Mr. Rose and Mr. Satre are entitled to the Compensation Payments if, after a change in control of the Company, such executive's employment terminates involuntarily or he resigns. The other executives are entitled to the Compensation Payments subsequent to a change in control of the Company if the executive's employment is terminated involuntarily or if the executive resigns with good reason (as defined).

    In addition, the severance agreements each provide that in the event of a potential change in control of the Company (as defined below): (i) the Company will deposit in escrow a sum of money sufficient to fund the Severance Payments in the event of a change in control of the Company, and

(ii) each executive will agree to remain in the employ of the Company for a certain period of time. A potential change in control of the Company is defined to occur whenever (i) the Company enters into an agreement which would result in a change in control of the Company, (ii) any person publicly announces an intention to take action which would result in change of control of the Company,
(iii) any person, other than the trustee of an employee benefit plan of the Company, who is or becomes a beneficial owner of 9.5% of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage previously owned on the date of the severance agreement, or (iv) the Board of Directors adopts a resolution to the effect that a potential change in control of the Company has occurred.

    Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless the Company gives notice of the non-renewal of any such agreement by the preceding September 30. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

    The Compensation Payments and Accelerated Payments, respectively, that would have been payable to the executive officers named in the Summary Compensation Table for the Company on January 1, 1996, if a change in control occurred and if such executives had been terminated as of that date, would have been approximately: Mr. Satre, $1,866,232 and $3,249,405; Mr. Rose, $2,449,779 and
$3,169,944; Mr. Reed, $1,017,517 and $1,769,722; Mr. Ledsinger, $1,017,397 and
$1,454,691; and Mr. Peternell, $913,652 and $1,069,913. Such Accelerated Payments include the value of any unvested stock options that would accelerate upon a change in control.

    The Company's executive officers participate in the Executive Deferred Compensation Plan which provides for two alternative interest rates, a termination rate and a retirement rate. See "Compensation of Directors" for more information concerning these rates. In the event of a change in control, as defined in the Executive Deferred Compensation Plan, a participant who is not yet entitled to the retirement rate will receive such rate if his or her employment is terminated within a 24 month period after the change in control. Messrs. Satre, Ledsinger, Reed and Peternell are not yet entitled to the retirement rate. Consequently, if a change in control as defined in the Executive Deferred Compensation Plan were to occur, these executive officers will be entitled to such rate on their Executive Deferred Compensation Plan account balances if their employment were to terminate within 24 months after the change in control.

    The Company has established an escrow fund and has deposited insurance policies and cash proceeds received from insurance policies into the escrow fund. This escrow fund assures the payment of benefits, as they accrue, to, among others, the executive officers and nine nonmanagement directors which will be payable under the Executive Deferred Compensation Plan or other deferred compensation plans. Upon occurrence of a potential change in control of the Company, the Company also will place into this escrow fund the severance payments which become payable to the executive officers and certain other executives only following a change in control. The Company intends to increase the escrow fund, if necessary, to assure payment of future deferrals and also has the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans. The escrow fund is subject to the claims of the Company's creditors in the case of the Company's insolvency or bankruptcy.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

    The Human Resources Committee (referred to in this section as the "Committee") is composed entirely of independent outside directors. The Committee is responsible for approving the compensation of the management directors (Mr. Rose and Mr. Satre), reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table, and approving stock awards, including stock options, for each such officer.

    Executive Compensation Policy. The Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company's stockholders. Under this policy: (i) salaries are linked to competitive factors and salary increases are based primarily on merit, (ii) the annual bonus program is competitively-based and, subject to certain discretionary rights of the Committee, provides incentive compensation based on the Company's annual financial performance, and (iii) long-term compensation is tied solely and directly to performance of the Company's stock.

    In summary, the Company's executive compensation policy is primarily performance based, with a large portion of executive compensation at risk. This policy not only extends to executive officers but also to key managers and professional staff. Approximately 300 key employees participate in the Company's Stock Option and Restricted Stock Plans.

    The following discussion describes the basic components of executive compensation in further detail.

    Cash Compensation Competitively-Based. Cash compensation for executive officers (salary and annual bonus) is approximately comparable to the median ranges of amounts paid to executives who are employed in similar positions in companies primarily in service and entertainment industries with revenues comparable to the Company's revenues. Various surveys prepared by national compensation specialists are considered for purposes of company salaries and cash bonus. There is no specific list of companies that are used to make the comparison.

    Salary. Salaries are reviewed each year and merit increases are based primarily on (i) an executive's accomplishment of various performance objectives and standards and (ii) the current salary of the executive within the salary range for his or her grade level. Greater weight is normally given to the accomplishment of objectives and standards than to the executive's current salary level within the range of his or her grade level, although specific weights for each factor have not been established. In addition, salary can be substantially increased if an executive officer is promoted to a higher position with greater responsibilities.

    The objectives of the Chief Executive Officer are approved annually by the Committee and the full Board. These objectives vary from year to year but in general relate to such matters as ensuring that the Company is competitively positioned and organized to provide a high quality experience for its guests, continuing to build Harrah's, through marketing and development efforts, as a leading brand in the casino entertainment industry, and achieving the Company's annual business plan and its various financial goals. The Committee's assessment of the Chief Executive Officer's performance is based on a subjective review of performance against these objectives. Specific weights are not assigned to any particular objective.

    In general, the objectives of the other executive officers are approved by the Chief Executive Officer. These objectives generally relate to achieving functional goals and financial objectives within the officer's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The Chief Executive Officer's assessment of the performance of the other executive officers is based on a subjective review of each officer's performance. Specific weights are not given to each objective in this assessment.

    The Committee approves merit salary increases for the Chairman and the Chief Executive Officer. In general, the Chief Executive Officer approves merit salary increases for the other executive officers and such increases are reviewed by the Committee. During the year 1995, the Committee approved an 8% merit salary increase for Mr. Satre and merit salary increases were also approved for the other executive officers during 1995.

    Key Executive Officer Annual Incentive Plan. Certain senior executive officers of the Company are eligible to participate in the Company's Key Executive Officer Annual Incentive Plan (the "Key Executive Plan"), an annual bonus plan designed to provide participating executive officers with incentive compensation based upon the achievement of pre-established performance goals. Executive officers at the corporate senior vice president level or above may be eligible for the Key Executive Plan. Prior to, or at the time of, establishment of the performance objectives for a calendar year, the Committee approves the specific executive officers who will participate in the Key Executive Plan that year. For the plan year 1995, Messrs. Rose, Satre and Reed were selected to participate. The Committee has determined that no executives will participate in the Key Executive Plan for the plan year 1996. As a result, all executive officers will participate in the Company's annual management bonus plan during 1996. See "Annual Management Bonus Plan" below.

    The Key Executive Plan, which has been approved by the Company's stockholders, is designed to comply with Section 162(m) of the Internal Revenue Code which limits the tax deductibility by the Company of compensation paid to officers named in the compensation tables of the Proxy Statement to $1,000,000. Compensation paid pursuant to a plan approved by stockholders that meets the requirements of Section 162(m) is exempted from the $1,000,000 limitation and is fully deductible. The Company's stockholders approved the Key Executive Plan in order to provide a plan that would allow the full deductibility of compensation paid to executive officers.

    Under the Key Executive Plan, prior to March 30 of each year, the Committee approves a performance goal including a specific objective relating to the approved goal for that calendar year (a plan year). The goal may consist of any one or more of the following corporate business criteria for the year (or a combination of any of these criteria): pre-tax income, operating income, cash flow, earnings per share, return on equity, return on average invested capital, a division's operating income or a division's opened units. These criteria and the specific objectives are determined in accordance with generally accepted accounting principles ("GAAP") unless certain exceptions are approved by the Committee as further explained below. At or after the end of a plan year, the Committee certifies in writing the extent of the achievement of the performance objective(s) for the approved goal based on the Company's performance during the year.

    When establishing objectives and approving the achievement of objectives, the Committee (unless an exception is pre-approved as discussed below) ignores extraordinary items, minority interests, property transactions, changes in accounting standards and losses or gains arising from discontinued operations. The Committee may, in any year, include property transactions and/or discontinued operations (either specifically or generally or both) and may further include or exclude any specified interest expense items, corporate expense items and/or development expense items when determining the pre-established objectives.

    The actual results of property transactions and/or discontinued operations that are included in the objectives are then included, in accordance with GAAP, in the calculation of the achievement of the objectives. Similarly, any included or excluded items of interest expense, corporate expense, and/or development expense are included or excluded, as the case may be, in the calculation of achievement of the objectives. If the objectives approved by the Committee include operations or businesses (including those being accounted for as discontinued operations) that are subsequently spun-off or disposed of during the plan year, the objectives and the calculated results will be appropriately adjusted to exclude such operations or businesses subsequent to the spin-off.

    The actual award for a participant is determined by multiplying the participant's eligible earnings by a percentage adjacent to a points column on a bonus matrix that has been approved by the Committee. Points are awarded based on achievement of a specified percentage of the approved objective. No award may exceed 200% of an individual's eligible earnings. The maximum per participant award under the plan in any year is $1,000,000. The Committee has the discretion to pay an award that is lower than the calculated award. The bonus matrix for the Key Executive Plan is different than the matrix for the Annual Management Bonus Plan in that the matrix under the Key Executive Plan provides for higher bonuses and provides a lower minimum of the percentage of the target objective that would result in not awarding a bonus.

    Eligible earnings means a participant's annual base salary, including any deferrals of such salary, as in effect on the date the performance objectives are established by the Committee.

    Approved awards are paid by March 15 of the year after the plan year to which such payment relates, unless the participant elects to defer the payment pursuant to the terms of a Company deferred compensation plan. Awards that are otherwise payable to a participant who is no longer an employee will be prorated, or the individual will be ineligible for an award, pursuant to specified rules in the Key Executive Plan. The participant will recognize ordinary taxable income upon receipt of payments under the Key Executive Plan. The previous sentence is a brief summary of the tax consequences relating to this plan; it does not describe state or local tax consequences, and it is not intended to be complete.

    For the 1995 plan year, the Committee approved operating income as the performance goal under the Key Executive Plan and approved a specific target objective for this goal. Operating income for this purpose is the Company's operating income before taxes, interest, extraordinary items, property transactions, minority interests and variances from budgeted development expenses. In February 1996, the Committee certified that a specific percentage of the targeted operating income had been achieved which entitled the participating executives to a specific bonus amount under the bonus matrix previously approved by the Committee for the Key Executive Plan. Pursuant to authority granted to the Committee under the Key Executive Plan and after considering certain factors affecting the Company's business including the New Orleans project, the Committee exercised its discretion and approved a lower bonus amount for such executives than provided for by the terms of the bonus matrix. This bonus was 50% of the bonus that would have been paid if the participants had been covered under the annual management bonus plan applicable to other executive officers and other participants (see "Annual Management Bonus Plan" below) and if the Committee had exercised the same discretion that the Committee exercised in determining bonuses for the participants under that plan for 1995. The final bonus amounts were less than 50% of the amounts the executive officers under the Key Executive Plan would have received if the Committee had not exercised such discretion.

    Annual Management Bonus Plan. Under the Company's annual management bonus plan (referred to in this subsection of the proxy statement as the "plan"), at or near the beginning of each calendar year (a plan year) the Committee approves a corporate bonus objective for the Company's executive officers (other than those covered by the Key Executive Plan) and other participants in the plan. This objective can pertain to operating income, pre-tax earnings, return on sales, a combination of objectives, or another objective approved by the Committee. The objective may change annually to support the business mission of the Company. For the 1995 plan year, the objective approved by the Committee was a specified target for operating income. This is defined as the Company's operating income calculated before interest expense, extraordinary items, property transactions, minority interests and variances from budgeted development expenses. This target was the same as the target objective under the Key Executive Plan.

    A bonus schedule has been established for the grade levels of participating executive officers and other plan participants that will result in the payment of a specified percentage of the participant's salary if the target objective is achieved. This percentage of salary increases or decreases on a matrix (the "Bonus Matrix") in relation to bonus points achieved. Bonus points are allocated according to a percentage of the target objective achieved, with maximum bonus points awarded if a specified percentage over target is achieved and no bonus points are awarded if less than a specified percentage of target is achieved. For the executive officers currently participating in the annual bonus plan, the bonus for achieving target ranges from 45% to 50% of their base salary. For performance above target, the bonus is increased on a graduated scale to a maximum bonus of 90% to 100% of their base salary. The Chairman, the Chief Executive Officer and the Executive Vice President did not participate in the plan in 1995. See "Key Executive Officer Annual Incentive Plan" above.

    After the end of the plan year, the Committee determines the extent to which the target objective has been achieved. A bonus pool for all corporate management employees in the bonus plan is then established by multiplying (a) an amount equal to the specific percentage of salary hypothetically payable to each individual in the plan based on the objective achieved, by (b) each individual's salary. These amounts are then added to create a corporate bonus pool for plan participants.

    The Committee has authority under the plan to adjust any objectives or bonus points if the Committee determines such adjustment is necessary or appropriate. This is a subjective decision by the Committee.

    The calculated bonuses of the executive officers participating in the plan depend on the percentage of salary payable on the Bonus Matrix as well as an assessment of their achievement of personal objectives (personal performance). The personal objectives for bonuses are the same objectives that are evaluated for purposes of merit salary increases as discussed above. The assessment of personal objectives is a subjective evaluation by the Chief Executive Officer. As a result of the assessment of personal objectives, the bonus of an executive officer participating in the plan may be higher or lower than shown on the Bonus Matrix. However, the total bonus pool established for all corporate employees eligible for the plan cannot be exceeded.

    In February 1996, for purposes of calculating bonuses under the plan for the plan year 1995, all operating losses of the New Orleans project for 1995 were included in the calculation of operating income. However, in view of the Company's overall excellent performance, the Committee exercised its discretion authorized under the plan to make adjustments in bonus points by excluding certain one-time write-offs and charges from the bonus calculation, including the New Orleans write-off. This adjusted calculation resulted in the achievement of sufficient bonus points to pay bonuses under the Bonus Matrix that were less than target bonus. The Committee further exercised its discretion to reduce bonuses for all of the five executive officers in the plan and three other plan participants by 50% of what was achieved using the adjusted calculation described above.

    Stock Awards. Awards of stock options and restricted stock are specifically approved by the Committee for each executive officer and other plan participants and are granted in the sole discretion of the Committee. Awards are currently granted with a vesting period extending four years from the initial grant date. The Committee may grant a combination of restricted stock and/or stock options to officers and other key employees.

    Each executive officer is granted a stock award that will give such officer an estimated dollar value of stock compensation vesting each year targeted to equal a specific percentage of the officer's salary. This percentage increases in line with the higher grade level of the officer. Based on a subjective assessment of competitive and business factors, the Committee determines an award that is suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is based on estimated annual increases in the market value of the Company's Common Stock in the future to reach the targeted level of compensation. There is no certainty or assurance that such increases will occur.

    In December 1994, the Committee determined that the three-year awards made earlier in 1994 did not appropriately align the compensation of key executives with the interests of the Company's stockholders. In addition, in view of the retention purposes of the Plan, the Committee was concerned about the option price of the three year award in relation to the market price of the Common Stock in December 1994. Therefore, to insure the retention of key executives in order that the Company's competitive strength was not compromised, the Committee decided in December 1994 to return to the past practice of making annual grants to certain employees. As a part of this decision, the Committee decided to cancel two-thirds of the three-year awards granted to such employees in early 1994, subject to each employee's consent. Each employee consented to the cancellation. As a result, a total of 654,718 options for all officers and key managers were cancelled in December 1994 (the equivalent of approximately 919,748 options after adjustment for the hotel spin-off). The options cancelled for Mr. Rose covered 60,000 shares (the equivalent of 84,289 shares after adjustment for the hotel spin-off) and the options cancelled for Mr. Satre covered 73,333 shares (the equivalent of 103,022 shares after adjustment for the hotel spin-off). The shares which were subject to the cancelled options became available for re-grant under the Plan. On January 5, 1995, the Committee implemented its decision to return to annual grants and approved one year grants for all eligible employees including the Company's executive officers. Pursuant to such approval, a total of 627,239 options (approximately 881,145 options after adjustment for the hotel spin-off) were granted to those employees whose options were cancelled in December 1994, and 135,810 options (approximately 190,786 options after adjustment for the hotel spin-off) were granted to other key employees. Pursuant to this Committee action, Mr. Satre was awarded 59,000 stock options (82,884 options after adjustment for the hotel spin-off) and Mr. Rose was awarded 49,000 stock options (68,840 options after adjustment for the hotel spin-off) under the normal annual award procedures previously followed by the Committee. Under these procedures, the grants were valued utilizing a base value equal to the market value of the Company's Common Stock on the award date. The exercise price of the annual stock option awards granted by the Committee on January 5, 1995 was the market price of the Company's Common Stock on that date. These awards become exercisable in four equal annual installments starting January 1, 1996. See "Ten-Year Option/SAR Repricings" Table, on page 14.

    In June 1995, the Committee, after considering the Company's business environment, approved an annual stock compensation target range of 170-200% of salary for the Chief Executive Officer. The annual stock compensation target ranges of the other executive officers and key employees were also increased. These new target ranges resulted in an additional grant of stock options in June 1995 to the Company's executive officers to supplement the annual grant that was made in January 1995. The annual grant in December 1995 to the Company's executive officers and other key employees also reflected the increased annual stock compensation target ranges.

    The amount of a stock option award is not dependent on past corporate performance nor on the amount of options or restricted stock previously granted to an executive officer. The actual value of the stock compensation vesting each year is dependent on the market value of Common Stock. For executive officers, the Company has no other long-term incentive plans under which future awards will be made, so that long-term stock market performance is the sole determinant of long-term incentive compensation.

    Policy Concerning Tax Deductibility. The Committee's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to ensure full tax deductibility. However, the Committee reserves the right to approve the payment of non-deductible compensation to its executive officers when the Committee deems such compensation necessary for competitive reasons or to attract or retain a key executive, or where achieving full tax deductibility would be considered disadvantageous to the best interests of the Company. The Company's stockholders have approved the Key Executive Plan that is intended to comply with Section 162(m) of the Code so that annual bonuses will be fully tax deductible for the Company. See "Key Executive Officer Annual Incentive Plan" above.

    Chief Executive Officer's Compensation. Mr. Satre's base salary is based on his rights under his employment agreement. Under his agreement, he is entitled to merit salary increases and to participate in the incentive programs provided to senior officers. These merit salary increases and incentive awards for 1995 were determined in accordance with the Committee's policies described in this report. Mr. Satre was awarded stock options in 1995. These options are described in the table titled "Option Grants in the Last Fiscal Year," on page 12, and were awarded in accordance with the Committee's policies as described in this report.

                                          Human Resources Committee

                                            Joe M. Henson (Chairman)
                                            James L. Barksdale
                                            James B. Farley
                                            Walter J. Salmon

PERFORMANCE OF HARRAH'S ENTERTAINMENT COMMON STOCK AND DIVIDENDS

    Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), (b) the Dow Jones Entertainment & Leisure-Casinos Index and (c) a group of peer issuers with similar businesses. See Notes (1) and (2). The graph assumes reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
            AMONG HARRAH'S ENTERTAINMENT, INC., THE S & P 500 INDEX,
   THE DOW JONES ENTERTAINMENT & LEISURE-CASINOS INDEX(1) AND A PEER GROUP(2)

           1,000 ------------------------------------------------------------


     D       800
     O
     L
     L       600
     A
     R
     S       400


             200


               0 ------------------------------------------------------------

               12/90      12/91      12/92      12/93      12/94      12/95

                   ----------------------------------------------------------
                   ---O--- HARRAH'S ENTERTAINMENT, INC. .../\... PEER GROUP

                   - [] -  DOW JONES ENTERTAINEMENT &   ---/\--- S&P 500
                           LEISURE - CASINOS
  ---------------------------------------------------------------------------

  ---------------------------------------------------------------------------
  HARRAH'S     100         153         367       915       618         682
  DOW          100         147         237       362       278         368
  PEER         100         130         170       210       189         244
  S&P          100         129         140       155       157         215
  ---------------------------------------------------------------------------



* $100 INVESTED ON 12/31/90 IN STOCK OF INDEX -
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING DECEMBER 31.
 -------------

(1) The Dow Jones Entertainment & Leisure-Casinos Index (the "Leisure-Casinos Index") has been selected to replace the Peer Group described in Note 2 for comparison in future years. The Company believes the Leisure-Casinos Index more closely approximates the Company's line of business after the spin-off of the Company's hotel business on June 30, 1995, and provides a broader basis for comparison than the Peer Group. Additionally, information is no longer available about some of the companies that previously comprised the Peer Group as explained in Note 2.

(2) The Peer Group companies consist of Bally Entertainment Corporation, Circus Circus Enterprises, Inc., Hilton Hotels Corporation, Marriott International, Inc., Mirage Resorts, Inc., and Showboat Inc. In previous years the Peer Group also included Caesars World, Inc. and La Quinta Inns L.P. which can no longer be included since they are no longer separate public companies.

(3) The line graph for Harrah's Entertainment, Inc. assumes that $100 was invested in the common stock of The Promus Companies Incorporated ("Promus") on December 31, 1990. It has been adjusted for stock splits. The line graph also assumes reinvestment in shares of Harrah's Entertainment, Inc. of the market value of shares of Promus Hotel Corporation which were distributed to Promus stockholders in the form of a special dividend on June 30, 1995, in a spin-off of Promus's hotel business, at which time Promus changed its name to Harrah's Entertainment, Inc.

                              CERTAIN TRANSACTIONS

    Mr. Ralph Horn, a director of Harrah's Entertainment, is Chairman, Chief Executive Officer and President of First Tennessee National Corporation, the parent company of First Tennessee Bank National Association ("First Tennessee"). First Tennessee is one of the lending banks under a loan agreement that Harrah's Entertainment has with several banks (the "Bank Facility"). Pursuant to the Bank Facility, First Tennessee has committed to loan to the Company's subsidiary, Harrah's Operating Company, Inc., $15,000,000, representing a 2% share of the total commitment covered by the Bank Facility. As of December 31, 1995, $6,700,000 of this $15,000,000 commitment had been funded and $501,322 had been provided in the form of unfunded standby letters of credit. In connection with this commitment, First Tennessee received interest and fees of $920,808 during 1995. Also, the Company is party to a Master Repurchase Agreement whereby the Company invests funds with First Tennessee on behalf of one of the Company's joint ventures. The average amount invested pursuant to such Agreement during 1995 was $19,432,800; as of December 31, 1995, the amount was $13,695,000.
Interest paid on such investment during 1995 was approximately $167,200.

    Certain direct and indirect subsidiaries of the Company maintained deposit accounts with First Tennessee during 1995. The average ledger balance during 1995 was $469,055 and the ledger balance on December 31, 1995, was $1,270,832. Deposit account service fees paid to First Tennessee in excess of the earning credit assigned to these accounts were approximately $73,000 during 1995. Certain hotels managed by subsidiaries of the Company prior to the spin-off of the Company's hotel business on June 30, 1995 also maintained deposit accounts with First Tennessee during 1995. The average ledger balance for such accounts for the first six months of 1995 was $661,351. Deposit account service fees paid to First Tennessee in excess of the earning credit assigned to these accounts were approximately $41,500 during 1995. First Tennessee also received fees and revenues of approximately $90,000 on other miscellaneous transactions with Harrah's Entertainment in 1995.

    Ms. Susan Clark-Johnson, a director of Harrah's Entertainment, is Senior Group President, Pacific Newspaper Group, Gannett Co., Inc. The Company and its subsidiaries paid Gannett's Pacific Newspaper Group $406,405 for retail and classified newspaper advertising during 1995.

    Mr. Michael D. Rose, Chairman of the Board of Harrah's Entertainment, is a director and executive officer, and Mr. Ben C. Peternell, Senior Vice President of Harrah's Entertainment, is a director, of Promus Hotel Corporation, the stock of which was distributed on June 30, 1995 to all holders of the Company's outstanding Common Stock in connection with the spin-off of the Company's hotel business. The Company and Promus Hotel Corporation are parties to various agreements entered into for the purpose of governing ongoing relationships between the companies after the spin-off and to provide mechanisms for an orderly transition. The Company believes that such agreements, which primarily govern sharing of information technology, risk management allocation, employee benefits allocation and transition matters, are fair to both parties and contain terms which generally are comparable to those which would have been reached in arms length negotiations with unaffiliated parties (although comparisons are difficult with respect to certain agreements that related to the specific circumstances of the spin-off transaction). Additionally, a subsidiary of the Company is party to a license agreement with Promus Hotels, Inc., a subsidiary of Promus Hotel Corporation, to operate a Hampton Inn hotel in Reno, Nevada which opened October 1, 1995. Total payments by the Company to Promus Hotel Corporation under the above-described agreements and other agreements between the companies for the year ended December 31, 1995 were approximately
$2.6 million.

    During 1995, Mr. Satre, a director and the Chief Executive Officer of the Company, had indebtedness to the Company in the amount of $688,260.40 for withholding taxes on his restricted stock vesting in January 1995. The rate of interest on such indebtedness was 8.5%. Mr. Satre paid such indebtedness in full on February 15, 1995.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

    Subject to stockholder approval, the Board of Directors, acting on the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries for the year 1996. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They will be available to respond to appropriate questions.

    The action of the Board of Directors in appointing Arthur Andersen LLP as the Company's auditors for the year 1996 is subject to ratification by an affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE YEAR 1996.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

    The table below sets forth to the best of the Company's knowledge certain information regarding the beneficial owners of more than 5% of the Common Stock as of December 31, 1995.

                                                          NUMBER OF SHARES    PERCENT
                  NAME AND ADDRESS OF                       BENEFICIALLY        OF
                   BENEFICIAL OWNER                            OWNED           CLASS
                  --------------------                    ----------------    -------
The Capital Group Companies, Inc.......................       7,894,000(a)      7.7%
  333 South Hope Street
  Los Angeles, CA 90071
Trustees of the Harrah's Entertainment, Inc............       6,517,826(b)      6.3%
  Savings and Retirement Plan
  1023 Cherry Road
  Memphis, TN 38117
Massachusetts Financial Services Company...............       9,397,922(c)      9.2%
  500 Boylston Street
  Boston, MA 02116
Oppenheimer Group, Inc.................................      10,164,878(d)      9.9%
  Oppenheimer Tower
  World Financial Center
  New York, NY 10281
Julian H. Robertson, Jr., Tiger Management
Corporation, Panther Partners L.P. and
Panther Management Company L.P.........................       9,647,100(e)      9.4%
  101 Park Avenue
  New York, NY 10178

------------

(a) The Capital Group Companies, Inc. has reported that its operating subsidiaries, Capital Guardian Trust Company and Capital Research and Management Company, exercised as of December 31, 1995, investment discretion with respect to 2,049,000 and 5,845,000 shares, respectively, or a combined total of 7.7% of outstanding stock which was owned by various institutional investors. The source of this information is a Schedule 13G filed with the Securities and Exchange Commission and dated February 9, 1996 and accompanying correspondence to the Company. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1995.

(b) The trustees of the Harrah's Entertainment, Inc. Savings and Retirement Plan (the "Plan") have sole voting power of the shares listed except that each participant in the Plan has the right, to the extent of shares of Common Stock allocated to the participant's account in the Plan (including vested and unvested amounts), to direct the trustees in writing as to how to respond to a solicitation of proxies opposed by management of the Company. The trustees do not have shared voting power, sole investment power, or shared investment power over any of the shares listed. The participants in the Plan have the right to direct the disposition of the securities held in their respective accounts pursuant to the terms of the Plan. No one participant has such rights with respect to more than 5% of the Company's Common Stock. The source of this information is a Schedule 13G filed by the trustees of the Plan with the Securities and Exchange Commission and dated February 13, 1996. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1995.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(c) Massachusetts Financial Services Company ("MFS") is a registered investment adviser and has reported beneficial ownership of the shares listed, which shares are also beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole voting power as to 9,336,122 of the shares listed and has no power to vote 61,800 of the shares listed. MFS has sole dispositive power as to the 9,397,922 shares listed. The source of this information is a Schedule 13G filed by MFS with the Securities and Exchange Commission and dated February 12, 1996. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1995.

(d) Oppenheimer Group, Inc. ("Oppenheimer"), a holding and service company owning, directly or indirectly, a variety of companies engaged in the securities business, has reported ownership on behalf of itself and Oppenheimer Capital ("Capital"). Oppenheimer has reported ownership of the shares listed, including shared voting power and shared dispositive power with respect to such shares, and has reported ownership by Capital of 10,093,213 of such shares, including shared voting power and shared dispositive power with respect to such 10,093,213 shares. The source of this information is a Schedule 13G filed by Oppenheimer with the Securities and Exchange Commission and dated February 1, 1996. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1995.

(e) Tiger Management Corporation, Panther Partners L.P., Panther Management Company L.P., and Julian H. Robertson, Jr. have reported beneficial ownership of the shares listed. Tiger Management Corporation, a registered investment adviser, has shared voting power and shared dispositive power with respect to 9,080,900 of the shares listed; Panther Partners L.P., a registered investment company, has shared voting power and shared dispositive power with respect to 493,700 of the shares listed; Panther Management Company L.P., a registered investment adviser, has shared voting power and shared dispositive power with respect to 493,700 of the shares listed; and Julian H. Robertson, Jr., an individual, has sole voting power and sole dispositive power with respect to 25,000 of the shares listed and has shared voting power and shared dispositive power with respect to 9,622,100 of the shares listed. The source of this information is a Schedule 13G filed with the Securities and Exchange Commission and dated February 12, 1996. Ownership (number of shares and percent of shares outstanding) is reported as of December 31, 1995.

OTHER MATTERS AT THE MEETING

    The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

COST OF SOLICITATION

    The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained D.F. King & Co. to assist in the solicitation of proxies with respect to shares of Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King & Co. is $9,000, plus expenses.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    For any proposal to be considered for inclusion in the Company's proxy statement and form of proxy for submission to the stockholders at the Harrah's Entertainment 1997 Annual Meeting, it must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah's Entertainment, Inc., 1023 Cherry Road, Memphis, Tennessee 38117, and must be received no later than November 16, 1996. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures. In addition, the Company's Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting.


                                          By Direction of the Board of Directors


                                         /s/ Rebecca W. Ballou
                                         ---------------------
                                          Rebecca W. Ballou
                                          Secretary

Memphis, Tennessee
March 14, 1996

                               [HARRAHS CASINOS LOGO]

                          HARRAH'S ENTERTAINMENT, INC.

         PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD APRIL 26, 1996

   The undersigned hereby appoints Charles A. Ledsinger, Jr., Ben C. Peternell,
E. O. Robinson, Jr. and Philip G. Satre, and each of them, his or her attorneys and agents, with full power of substitution, to vote as proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Harrah's Entertainment, Inc. (the "Company") to be held on April 26, 1996 at 11:00 a.m. at the Convention Center, Harrah's Reno, 219 North Center Street, Reno, Nevada and at any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith). This proxy also constitutes confidential voting instructions for the use of participants in the Company's Employee Stock Ownership Plan.

   ALL SHARES OF THE COMPANY'S COMMON STOCK THAT ARE REPRESENTED AT THE ANNUAL MEETING BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTION INDICATED ON THE REVERSE SIDE OF THIS CARD. IF NO INSTRUCTIONS FOR A PROPOSAL ARE INDICATED ON AN EXECUTED PROXY CARD, SUCH PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS AS SET FORTH HEREIN WITH RESPECT TO SUCH PROPOSAL(S) AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                      PLEASE SIGN AND DATE ON REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL DIRECTOR NOMINEES AND FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.
--------------------------------------------------------------------------------

1. Election of Class III directors for three-year terms expiring at the 1999 Annual Meeting.
   / / FOR all nominees listed below           / / WITHHOLD AUTHORITY to vote
                                                   for all nominees listed below
                                          / / EXCEPTIONS

   NOMINEES: James L. Barksdale, Susan Clark-Johnson, James B. Farley and Walter
   J. Salmon

   (INSTRUCTIONS: To withhold your vote for any individual nominee, mark the Exception Box and write that nominee's name in the space provided below. IF AUTHORITY TO VOTE FOR ANY NOMINEE IS NOT WITHHELD, THIS SIGNED PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE NOMINEE.)
--------------------------------------------------------------------------------

2. Ratification of the appointment of Arthur Andersen LLP as independent public accountants of Harrah's Entertainment, Inc.

    / / FOR         / / AGAINST         / / ABSTAIN
--------------------------------------------------------------------------------

IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK THE FOLLOWING BOX AND PROMPTLY RETURN THIS PROXY CARD. / /

                                                   Signatures of stockholders
                                                   should correspond exactly
                                                   with the names shown on the
                                                   Proxy Card. Attorneys,
                                                   trustees, executors,
                                                   administrators, guardians and
                                                   others signing in a
                                                   representative capacity
                                                   should designate their full
                                                   titles. If a corporation,
                                                   please sign in full corporate
                                                   name by President or other
                                                   authorized officer. If a
                                                   partnership, please sign in
                                                   partnership name by
                                                   authorized person.

CHANGE OF ADDRESS MARK HERE / /                Date ______________________, 1996

                                          Signature ____________________________
VOTES MUST BE INDICATED
                                          Signature ____________________________
(X) IN BLACK OR BLUE INK. X
PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.